Exhibit 10.5

Discretionary Alteryx Annual Bonus Program

In a continuing effort to recognize performance and achievement Alteryx has developed a Discretionary Annual Bonus Program for eligible associates to participate. Eligible associates include non-commission based associates in designated job classifications/titles.

The plan is payable on a quarterly basis based on achievement of set company booking goals for that respective quarter and year. The bonus pool will only be funded upon achievement of 80% of the booking goal for each individual quarter and/or year.

Payment of such aware will occur the end of the month following the close of the quarter as noted in schedule below.

Quarter	% of Annual Amount Due	Pay Date
Q1	20%	April 30
Q2	20%	July 31
Q3	20%	October 31
Q4	40%	January 31

If a scheduled pay date occurs on a weekend the bonus payment will be made on the Friday before.

During Q1-Q3 the bonus payment will be made according to achievement of the booking plan to a maximum of 100%. For example, if the company achieves 92% of plan for the given quarter the plan will payout 92% of the designated bonus amount for that respective quarter. Additionally if the company achieves 102% of plan the payout will cap at 100%.

As part of the Q4 bonus the payment will include an accelerator on full year company performance which will pay 1.5% for every 1% the company has exceeded their bookings goals. For example, if the company exceeds the annual booking goal by 10%, the company would pay out an additional 15% of the annual bonus amount on the Q4 payment.

To be eligible for a bonus payment, employees must:

•	Be at least at a meets expectations/solid performer performance rating for the quarter

•	Be an active employee in good standing at time of payment

•	Be hired prior to October 1

Mid-year hires will enter the plan upon their start date and will be paid a pro-rated amount based on the number of days worked within the applicable quarter.

Bonus payouts are at the sole discretion of management and as such the company reserves the right to make changes, edits, and/or discontinue the plan as necessary to meet set business objectives, and will make every effort possible to communicate those changes in writing in advance to allow associates the necessary time to make adjustments.

Alteryx, Inc. 230 Commerce, Suite 250, Irvine, CA 92602 T [Telephone Number] F [Fax Number] www.alteryx.com